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                            ARTICLES OF AMENDMENT
                                   TO THE
                          ARTICLES OF INCORPORATION
                            OF S.Y. BANCORP, INC.


     Pursuant to the applicable provisions of the Kentucky Business Corporation Act, S.Y. BANCORP, INC., a Kentucky corporation (the "Company"), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the corporation is S.Y. Bancorp, Inc.

     SECOND: At a meeting of the Board of Directors of the Company duly called and held on February 10, 1998, at which a quorum was present and acting throughout, the following resolution was adopted setting forth and declaring the advisability of a proposed amendment to the Articles of Incorporation of the
Company:

     WHEREAS, the Board of Directors of the Corporation deems it to be advisable and in the best interests of the Corporation and its shareholders to amend the Articles of Incorporation (the "Articles") to increase the number of authorized shares of common stock which the Corporation may issue from time to time for its lawful corporate purposes.

     NOW, THEREFORE, BE IT RESOLVED that the Articles of the Corporation be amended by revising Article VI thereof so that, as amended, such Article shall provide in its entirety as follows:

                                     ARTICLE VI

                                   CAPITAL STOCK

          "The total number of shares which may be issued by the Corporation is ten million (10,000,000) shares of Common Stock having no par value. Every shareholder is entitled to one vote per share and may vote same as provided by law."




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     THIRD:  Pursuant to the aforesaid resolution of the Board of Directors, the foregoing amendment was presented to the shareholders of the Company for their consideration and vote at the annual meeting of shareholders duly called and held on April 22, 1998. There were 3,290,082 outstanding shares of common stock of the Company entitled to vote at such annual meeting, and the holder of each share was entitled to cast one vote on the foregoing amendment. There were 2,756,775 shares of common stock indisputably represented at the annual meeting in person or by proxy. A total of 2,695,654 undisputed votes were cast by the holders of common stock for the proposed amendment, which was sufficient for its approval by the holders of the outstanding common shares, and the amendment was duly adopted by the shareholders.

     FOURTH: The amendment does not provide for an exchange, reclassification or cancellation of issued shares of stock of the Company.

     IN TESTIMONY WHEREOF, these Articles of Amendment have been executed on behalf of the undersigned corporation, by and through its duly authorized officer, this 28th day of April, 1998.

                              S.Y. BANCORP, INC.


                              By: /s/ David P. Heintzman
                                 ------------------------------
                                   David P. Heintzman, President

THIS INSTRUMENT PREPARED BY:


/s/ C. Craig Bradley, Jr.
---------------------------

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C. Craig Bradley, Jr.
STITES & HARBISON
400 W. Market Street, Suite 1800
Louisville, Kentucky  40202-3352